Exhibit 10.1

ALLOGENE THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY ADOPTED:
SEPTEMBER 26, 2018
AMENDED: APRIL 16, 2019
AMENDED: SEPTEMBER 17, 2019
AMENDED: SEPTEMBER 13, 2023
AMENDED: March 28, 2024
Each member of the Board of Directors (the “Board”) of Allogene Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non- Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).
A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Annual Cash Compensation
Commencing January 1, 2019, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.
1.    Annual Board Service Retainer:
a.    All Eligible Directors: $40,000
2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $12,500
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000
d.    Member of the Research and Development Committee: $10,000

3.    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chair of the Audit Committee: $25,000
b.    Chair of the Compensation Committee: $15,000
c.    Chair of the Nominating and Corporate Governance Committee: $10,000
d.    Chair of the International and Business Development Oversight Committee: $100,000
e.    Chair of the Research and Development Committee: $ 20,000
In addition, the members of the International and Business Development Oversight Committee, excluding the Chair, are eligible to receive compensation of $3,500 per meeting, and the members of the Research and Development Committee are eligible to receive compensation of $5,000 per annual Scientific Advisory Board meeting that they attend.
Equity Compensation
Equity awards will be granted under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”), adopted in connection with the IPO. All stock options granted under this policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.
(a)    Automatic Equity Grants.
(i)    Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non- Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted (i) a Nonstatutory Stock Option to purchase shares of common stock of the Company (the “Initial Option Grant”) and (ii) a restricted stock unit award covering shares of common stock of the Company (the “Initial RSU Grant”), whereby the Initial Option Grant and Initial RSU Grant shall together have a total grant date value of $600,000 (with the shares covered by the award rounded down to the nearest whole share). The recipient shall designate the proportionate share between the Initial Option Grant and Initial RSU Grant prior to or on the date of grant. The grant date value will be calculated in accordance with the Black-Scholes option valuation methodology or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of such award. Each Initial Option Grant will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant. Each Initial RSU Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant.

(ii)    Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non- Employee Director will automatically be granted (i) a Nonstatutory Stock Option to purchase shares of common stock (the “Annual Option Grant”) and (ii) a restricted stock unit award covering shares of common stock of the Company (the “Annual RSU Grant”), whereby the Annual Option Grant and Annual RSU Grant shall together have a total grant date value of $300,000 (with the shares covered by the award rounded down to the nearest whole share). The recipient shall designate the proportionate share between the Annual Option Grant and Annual RSU Grant prior to or on the date of grant. The grant date value will be calculated in accordance with the Black-Scholes option valuation methodology or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of such award. Each Annual Option Grant will vest in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant. Each Annual RSU Grant will vest on the one-year anniversary of the date of grant.

(b)    Vesting; Change in Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.
(c)    Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package or Director RSU Grant Package, as applicable, in the forms adopted from time to time by the Board.
Expenses
The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out- of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.